Exhibit 99.1

Washington Prime Group Announces Second Quarter 2020 Results

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The Company has received the requisite lender consents for the modification of its existing $1.3B credit facilities which includes an immediate waiver of certain financial covenants as well as less restrictive thresholds thereafter

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Consideration for the aforementioned is temporary partial collateral with release available beginning 3Q 21 upon satisfying specified conditions; In addition, the Company is discussing subsequent measures which, if consummated, further improve its financial wherewithal

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Leasing volume during the 1H 20 exhibited a healthy 7.0% YOY increase totaling 2.2M SF while releasing spreads for Tier One assets increased 6.0% for 2Q 20, reflecting the strongest quarterly improvement over several years

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Of the 18 adaptive reuse projects currently underway, the Company has held discussions with the respective tenancy and every single one remains committed to open albeit seven projects have been delayed to 4Q 20 or 1H 21 as a result of the COVID-19 pandemic

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A letter of intent was executed for the mixed use redevelopment of Westminster Mall; In addition to net cash proceeds in excess of $50M, this joint venture arrangement allows the Company to maintain a retail component while a nationally recognized development company delivers multifamily to the site

◦
Fulventory, the Company’s recently launched last mile fulfilment initiative, has been met with tenant response which has surpassed expectations as illustrated by the recent leasing of an 80,000 SF medical logistics, distribution and fulfillment facility and an inventory clearance facility to a sporting goods retailer, and discussions are underway with several other existing and prospective tenants to address portfolio wide fulfillment solutions

◦
Subject to shareholder approval, the Company intends to enter into a reverse share split (1:9) by the end of the year whereby nine of the existing common shares are to be converted to a single common share

◦	The Board of Directors declared the third quarter dividend for the Company’s preferred shares
COLUMBUS, OH - August 10, 2020 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the second quarter ended June 30, 2020. As previously announced, and due to the coronavirus (COVID-19) pandemic, the Company has withdrawn its full-year 2020 guidance issued on February 26, 2020. The Company is not providing updated guidance at this time.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss per diluted share	$(0.43)	$(0.09)	$(0.41)	$(0.12)
FFO per diluted share	$(0.04)	$0.27	$0.18	$0.59
FFO per diluted share, as adjusted	$0.01	$0.27	$0.23	$0.59

A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.

Second Quarter Financial Results
Net loss attributable to common shareholders for the second quarter of 2020 was $82.1 million, or $(0.43) per diluted share, compared to a net loss of $17.3 million, or $(0.09) per diluted share, a year ago. The year-over-year (YOY) difference relates primarily to the impacts of temporary property closures and subsequent tenant lease modifications during the second quarter of 2020 due to the ongoing COVID-19 pandemic resulting in lower revenue of $62.7 million partially offset by lower recoverable expenses of $10.5 million. In addition, non-cash impairment charges of $35.0 million as well as a $5.8 million reduction in gain on sales of outparcels contributed to the YOY decline. The impairment charges relate to a $23.8 million write down of the carrying value of two Tier Two properties and an $11.2 million impairment charge in connection with extinguishment of a note receivable at a discounted amount to accelerate repayment.
Funds from Operations (FFO) for the second quarter of 2020 was $(9.4) million, or $(0.04) per diluted share, which compares to $61.2 million, or $0.27 per diluted share, during the same quarter a year ago. The YOY decrease in FFO is primarily attributed to reductions in comparable net operating income (NOI) of $53.4 million for the portfolio as well as a decrease of $1.0 million in non-cash straight-line income, both primarily from the negative impact of COVID-19. Also included in the decrease in FFO during the second quarter of 2020 is a non-cash impairment charge of $11.2 million associated with the aforementioned note receivable. When adjusting for the $11.2 million charge, FFO, as adjusted, for the second quarter of 2020 was $1.8 million, or $0.01 per diluted share. There were no such adjustments for the same quarter a year ago.
Business Highlights
Significant Leasing Progress in the Face of COVID-19 Pandemic

◦
Leasing volume during 1H 20 exhibited a healthy 7.0% YOY increase totaling 2.2M SF of which approximately 45% of new leasing volume was attributable to lifestyle tenancy. In fact, illustrating continued tenant demand of the Company’s town centers during the height of the pandemic (March, April, May and June), 182 leases were signed totaling 1.3M SF;

◦	The aforementioned 2.2M SF leased follows annual leasing volume of 4.4M SF, 4.2M SF, and 4.0M SF during 2019, 2018 and 2017, respectively, totaling 14.8M SF since 2017; and

◦	Recent adaptive reuse store openings include Dunham’s Sports and WVU Medicine at Morgantown Mall as well as The Mall at Fairfield Commons and Dayton Mall welcomed Morris Furniture at both assets.
The Company Maintained Stable Operating Metrics during a National Crisis while Releasing Spreads the Best in Several Years

◦	Releasing spreads for Tier One assets exhibited a robust increase of 6.0% during the second quarter of 2020, reflecting the strongest quarterly improvement over several years;

◦	Upon reopening assets following temporary closures due to COVID-19, reported comparable sales increased 0.6% YOY for the month of June;

◦	As of June 30, 2020, combined Tier One and Open Air occupancy decreased 110 basis points YOY to 91.9%;

◦
The Company recently executed a letter of intent for the development of a mixed use project at Clay Terrace in Carmel, Indiana which will be comprised of approximately 320 luxury multifamily rental units; and

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Of the 18 adaptive reuse projects addressed, the Company held discussions with the respective tenancy and every single one remains committed to open, albeit seven projects have been delayed to 4Q 20 or 1H 21.

Net Operating Income Performance Obviously Impacted by Temporary Asset Closings

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As a result of COVID-19, 2Q 20 Tier One comparable net operating income (NOI) decreased 53.1% YOY while Open Air comparable NOI decreased 24.5%, resulting in a combined decrease of 44.6% or $47.5M. This decrease can best be explained by factors which include a tempered view of the future collection of 2Q 20 rents which continue to be resolved favorably as shown by the most recent collection data. In addition, the Company upheld a perspective by which it took into account long term relationships with tenant partners, both large and small, and their future vitality at the Company’s assets. Lastly, Washington Prime Group was adamant about maintaining its assets as the dominant town center within their respective trade areas via such measures as holding over 900 community service projects which further strengthened its position and exceptional leasing during the pandemic validates this approach;

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The aforementioned decreases include the impact of both completed and in process COVID-19 related lease modifications as well as increased bad debt expense associated with bankruptcies, tenant defaults and deferral collection risk. The above impact was partially offset by operating expense savings while assets were closed; and

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The Company has collected approximately 44% of contractual rental income and associated charges for 2Q 20. This collection rate is comprised of approximately 38% for enclosed assets and approximately 61% for Open Air assets. The remaining 56% consists of 30% which is being finalized via formal deferral agreements or payments currently due and 26% which has been deemed uncollectible primarily due to bankruptcies and COVID-19 lease modifications. Note to date, July collections stand at 71.3% with Enclosed and Open Air comprising 66.5% and 85.2%, respectively.

Progress, Proactivity and Initiatives Defined the Company during the COVID-19 Pandemic

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Of the Company’s properties, 43 enclosed assets were temporarily closed due to COVID-19, all of which were reopened beginning the end of May to early July. The remaining 56 properties categorized as Open Air or possessing an open air lifestyle format remained open to provide essential goods and services to the extent permitted by law;

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While the Company’s assets were fully or partially closed during 2Q 20, a concerted effort was underway to ensure a seamless changeover as reopening occurred. Such efforts included tenant discussion forums and related collateral material in addition to a Reopening Processes and Best Practices Manual which served as a valuable resource for both corporate and field employees;

◦	Liquidity was boosted as the Company ended 2Q 20 with $144M cash on hand and estimates its year end unrestricted cash balance to be between $150M and $175M;

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The Company launched Fulventory (view here), a proprietary initiative allowing tenants to utilize space within WPG assets for last mile fulfilment and BOPIS (buy online and pickup in store) as well as inventory clearance. The initial response has surpassed expectations and in July 2020, WVU Medicine repurposed a former 80,000 SF Sears location at Morgantown Mall as a logistics, distribution and fulfillment facility serving the broader WVU Medicine network. In addition, the Company signed a lease with DICK'S Sporting Goods for a Warehouse Sale inventory clearance location at Lake View Plaza, which opened in early August and is one of five DICK'S Sporting Goods Warehouse Sale stores nationwide. Several other discussions are underway with both existing and prospective tenancy in order to address portfolio wide fulfillment solutions;

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Related to Fulventory and in order to further improve upon guest convenience, the Company recently introduced Retail-to-Go, its dedicated curbside pickup program which incorporates both physical and digital implementation; and

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Such industry leading initiatives as WPG Cares (view here) and Open for Small Business (view here) have been exemplary with respect to the Company serving as a community and tenant resource. For instance, WPG Cares has participated in over 900 community service projects; Open for Small Business has hosted over 20 webinars attended by several thousand participants; and Well Picked Goods has benefitted the Company’s tenancy during asset closures via digital merchandise curation and an in store gift card promotion as reopening occurs.

Lou Conforti, CEO and Director of Washington Prime Group, Commentary:
“While the impact of COVID-19 has, of course, temporarily impacted the Company, my colleagues have exhibited an esprit de corps which is more than noteworthy. These efforts have manifested themselves both from a philanthropic and business perspective.
For instance, WPG Cares has performed over 900 community service projects while Open for Small Business has been at the forefront of ensuring the survival and subsequent prospering of local entrepreneurs. These civic measures have not only provided immediate assistance to those in need, they have further solidified WPG’s town centers as an integral member of the locales which they serve.
“While the wellbeing of guests, tenants and employees is of the utmost concern, what has even been more amazing is the continued progress of Washington Prime Group during this national crisis. While I won’t repeat all of the previously mentioned achievements, the following is a summary of such corporate activities as well as those financial and operating metrics which deserve attention:

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The Company has received the requisite lender consents for the modification of its existing $1.3B credit facilities which includes an immediate waiver of certain financial covenants as well as less restrictive thresholds thereafter. Consideration for aforementioned is temporary partial collateral with release available beginning 3Q 21 upon satisfying specified conditions. In addition, the Company is discussing subsequent measures which, if consummated, further improve its financial wherewithal;

◦
Leasing volume during the first six months of 2020 exhibited a 7.0% YOY increase totaling 2.2M SF while releasing spreads for Tier One assets increased 6.0% in the second quarter of 2020, reflecting the strongest quarterly improvement over several years;

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A letter of intent was executed as it relates to the mixed use redevelopment and previously discussed monetization of Westminster Mall. In addition to net cash proceeds in excess of $50M, this joint ventures allows WPG to maintain a retail component while a nationally recognized development company delivers multifamily to the site;

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Of the 18 adaptive reuse projects we have underway, every single one of the tenants involved have reaffirmed their commitment to occupy their respective premises albeit seven have delayed opening until 4Q 20 or 1H 21 ;

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Last quarter, the Company launched Fulventory, its proprietary last mile fulfilment initiative and, to date, leases totaling nearly 120,000 SF of Fulventory space have been executed with additional leases in various stages of discussion with national retailers; and

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While I am of the belief the corporate culture of WPG emphasizes respect, we should always strive to improve and in order to better address such crucial matters as diversity. In this regard, WPG has established an Inclusion Committee to execute upon internal and external recommendations.

“It is important to highlight the cooperation and support of our credit facility participants and other financial partners. Their confidence of our operational prowess serves as an endorsement as we continue our focused mandate via tenant diversification, common area activation, dynamic events and installations and adaptive reuse. We now also have the ability to take advantage of distressed situations where our operational expertise can result in value creation.
“I’d like to express my sincere appreciation to my colleagues who have worked tirelessly from both a charitable and professional standpoint. Their commitment to Washington Prime Group invigorates me and provides the impetus to continue to grind it out on a daily basis as we continue to differentiate ourselves from sector peers.”

Unsecured Debt
As of June 30, 2020, the Company was in the compliance with the covenants relating to its 2024 senior unsecured notes. With respect to its unsecured bank debt, the Company recently received requisite lender consents and expects to close, within the next week, on amendments to its credit facility and December 2015 term loan which will provide certain covenant relief through the third quarter of 2021. Based upon these modified covenant requirements, the Company projects that it will remain in compliance with these revised financial covenants along with other unsecured debt covenants.
Initially the modification will be partially collateralized by properties making up approximately half of the Company’s previously unencumbered net operating income with the Company having the ability to release the security starting in 3Q 21 if certain conditions are met. The all-in interest rate, depending on total leverage levels, will range from LIBOR plus 2.35% to 2.60% with a LIBOR floor of 50 basis points. The modification does not reduce the total size of the referenced facilities or change the maturity dates.
Mortgage Loans
The Company executed an extension on the mortgage note payable secured by Grand Central Mall, located in Parkersburg, West Virginia, extending the maturity by one year to July 6, 2021.
The final mortgage note maturing in 2020 involves Port Charlotte Town Center, in Port Charlotte, Florida, and the Company expects to execute a short term extension on the mortgage.
Company Plans for a 1-for-9 Reverse Share Split
On August 6, 2020, the Board of Directors authorized a 1-for-9 reverse share split of the Company’s common shares and operating units which is subject to shareholder approval. Upon shareholder approval and as a result of the reverse share split, each 9 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The Company plans to hold a special meeting of shareholders to vote on the recommendation before the end of 2020.
The implementation of the reverse share split is intended to increase the per share trading price of the Company’s common stock to fulfill the $1.00 minimum bid price requirement for continued listing on the New York Stock Exchange.
Board of Directors Declares Quarterly Dividend for Preferred Shares
On August 6, 2020, the Board of Directors declared a quarterly cash dividend of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends on these preferred shares and preferred units is payable on October 15, 2020 to shareholders and operating partnership unit holders of record on September 28, 2020.
As previously announced on April 15, 2020 and due to the COVID-19 pandemic, the Board decided to temporarily suspend the quarterly cash dividend for common shares and operating partnership units throughout the remainder of the year with a potential true up of the dividend for common shares and operating partnership units during the fourth quarter of 2020 in order to address the Company’s REIT taxable income distribution requirements.
Earnings Call and Webcast
The Company will host its quarterly earnings conference call and an audio webcast on Tuesday, August 11, 2020 at 11:00 a.m. Eastern Time.

The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 833.235.7642 (or +647.689.4163 for international callers), and the participant passcode is 7358694.
A replay of the call will be available on the Company’s website, or by calling 800.585.8367 (or +1.416.621.4642 for international callers), passcode is 7358694, beginning on Tuesday, August 11 2020, at approximately 1:00 p.m. Eastern Time through midnight on Tuesday, August 25, 2020.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; losses associated with closures, failures and stoppages associated with the spread and proliferation of the coronavirus (COVID-19) pandemic; to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Rental income	$96,050	$156,230	$243,283	$319,503
Other income	2,714	5,204	8,081	10,754
Total revenues	98,764	161,434	251,364	330,257

Expenses:
Property operating	(28,109)	(36,432)	(65,389)	(75,861)
Real estate taxes	(18,437)	(19,878)	(38,689)	(41,992)
Advertising and promotion	(1,300)	(2,025)	(3,104)	(3,918)
Total recoverable expenses	(47,846)	(58,335)	(107,182)	(121,771)
Depreciation and amortization	(55,380)	(71,816)	(115,084)	(138,194)
General and administrative	(11,350)	(13,124)	(23,614)	(27,249)
Ground rent	(209)	(195)	(331)	(398)
Impairment loss	(23,800)	—	(25,119)	—
Total operating expenses	(138,585)	(143,470)	(271,330)	(287,612)

Interest expense, net	(37,445)	(39,143)	(76,080)	(75,973)
Impairment on note receivable	(11,237)	—	(11,237)	—
Gain on disposition of interests in properties, net	437	6,241	27,192	16,231
Income and other taxes	(593)	(229)	24	(585)
Loss from unconsolidated entities, net	(4,754)	(1,713)	(5,786)	(1,761)
Net loss	(93,413)	(16,880)	(85,853)	(19,443)
Net loss attributable to noncontrolling interests	(14,871)	(3,126)	(14,194)	(4,022)
Net loss attributable to the Company	(78,542)	(13,754)	(71,659)	(15,421)
Less: Preferred share dividends	(3,508)	(3,508)	(7,016)	(7,016)
Net loss attributable to common shareholders	$(82,050)	$(17,262)	$(78,675)	$(22,437)

Loss per common share, basic and diluted	$(0.43)	$(0.09)	$(0.41)	$(0.12)

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	June 30, 2020	December 31, 2019

Assets:
Investment properties at cost	$5,751,236	$5,787,126
Construction in progress	173,113	115,280
	5,924,349	5,902,406
Less: accumulated depreciation	2,458,488	2,397,736
	3,465,861	3,504,670

Cash and cash equivalents	127,019	41,421
Tenant receivables and accrued revenue, net	125,153	82,762
Investment in and advances to unconsolidated entities, at equity	415,174	417,092
Deferred costs and other assets	138,423	205,034
Total assets	$4,271,630	$4,250,979

Liabilities:
Mortgage notes payable	$1,107,947	$1,115,608
Notes payable	709,100	957,566
Unsecured term loans	687,209	686,642
Revolving credit facility	644,716	204,145
Other indebtedness	84,355	97,601
Accounts payable, accrued expenses, intangibles, and deferred revenues	257,634	260,904
Distributions payable	3,323	3,252
Cash distributions and losses in unconsolidated entities, at equity	—	15,421
Total liabilities	3,494,284	3,341,139

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H Cumulative Redeemable Preferred Stock	104,251	104,251
Series I Cumulative Redeemable Preferred Stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,259,130	1,254,771
Accumulated deficit	(757,985)	(655,492)
Accumulated other comprehensive loss	(17,809)	(5,525)
Total stockholders' equity	685,931	796,349
Noncontrolling interests	88,150	110,226
Total equity	774,081	906,575
Total liabilities, redeemable noncontrolling interests and equity	$4,271,630	$4,250,979

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Funds from Operations ("FFO"):
Net loss	$(93,413)	$(16,880)	$(85,853)	$(19,443)
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(7,136)	(7,136)
Real estate depreciation and amortization, including joint venture impact	63,732	81,691	133,501	157,905
Impairment loss, including (gain) on disposition of interests in properties, net	23,817	—	(293)	—
FFO	$(9,432)	$61,243	$40,219	$131,326

Adjusted Funds from Operations:
FFO	$(9,432)	$61,243	$40,219	$131,326
Impairment on note receivable	11,237	—	11,237	—
Adjusted FFO	$1,805	$61,243	$51,456	$131,326

Weighted average common shares outstanding - diluted	225,027	223,239	224,382	223,040

FFO per diluted share	$(0.04)	$0.27	$0.18	$0.59
Total adjustments	$0.05	$—	$0.05	$—
Adjusted FFO per diluted share	$0.01	$0.27	$0.23	$0.59

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Variance $	2020	2019	Variance $

Reconciliation of Comp NOI to Net Loss:
Net loss	$(93,413)	$(16,880)	$(76,533)	$(85,853)	$(19,443)	$(66,410)

Loss from unconsolidated entities	4,754	1,713	3,041	5,786	1,761	4,025
Income and other taxes	593	229	364	(24)	585	(609)
Impairment on note receivable	11,237	—	11,237	11,237	—	11,237
Gain on disposition of interests in properties, net	(437)	(6,241)	5,804	(27,192)	(16,231)	(10,961)
Interest expense, net	37,445	39,143	(1,698)	76,080	75,973	107
Operating (Loss) Income	(39,821)	17,964	(57,785)	(19,966)	42,645	(62,611)

Depreciation and amortization	55,380	71,816	(16,436)	115,084	138,194	(23,110)
Impairment loss	23,800	—	23,800	25,119	—	25,119
General and administrative	11,350	13,124	(1,774)	23,614	27,249	(3,635)
Fee income	(1,230)	(2,680)	1,450	(3,417)	(5,427)	2,010
Management fee allocation	36	80	(44)	36	84	(48)
Pro-rata share of unconsolidated joint ventures in comp NOI	10,577	17,372	(6,795)	27,979	34,824	(6,845)
Property allocated corporate expense	4,192	4,209	(17)	8,947	8,333	614
Non-comparable properties and other (1)	1,221	(248)	1,469	1,221	(1,214)	2,435
NOI from sold properties	(28)	(1,295)	1,267	(75)	(1,700)	1,625
Termination income	(27)	(626)	599	(106)	(1,412)	1,306
Straight-line rents	(128)	(1,165)	1,037	1,493	(1,907)	3,400
Ground lease adjustments for straight-line and fair market value	5	5	—	10	10	—
Fair market value and inducement adjustments to base rents	(1,647)	(1,487)	(160)	(2,631)	(4,387)	1,756
Less: Tier 2 and noncore properties (2)	(4,661)	(10,522)	5,861	(14,904)	(22,212)	7,308
Comparable NOI - Tier 1 and Open Air properties	$59,019	$106,547	$(47,528)	$162,404	$213,080	$(50,676)
Comparable NOI percentage change - Tier 1 and Open Air properties			-44.6%			-23.8%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.